(d)(8)(i)

Macquarie Asset Management

One International Finance Centre

1 Harbour View Street Central

Hong Kong

MACQUARIE

February 28, 2023

VIA EMAIL

Delaware Investments Fund Advisers

100 Independence

610 Market Street

Philadelphia, PA 19106

United States

Voya Investments, LLC

7337 E. Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258

United States

Re:

Sub-Sub-Investment Advisory Agreement dated March 1, 2019 (the “Agreement”) between Delaware Investments Fund Advisers, a series of Macquarie Investment Management Business Trust, and Macquarie Funds Management Hong Kong Limited (the “Sub-Sub-Advisor”), as agreed and acknowledged by Voya Investments, LLC

To whom it may concern:

Sub-Sub-Advisor hereby provides the parties to the above-referenced Agreement with Notice of Termination of the Agreement, which termination shall be effective April 29, 2023.  Pursuant to Section 9 of the Agreement, the Agreement may be terminated by Sub-Sub-Advisor at any time upon giving sixty (60) days’ written notice (which Sub-Sub-Advisor is providing with this Notice).

We greatly appreciate the opportunity to work with you pursuant to this Agreement and would be happy to answer any questions you may have in connection with this Notice of Termination.

Very truly yours,

Macquarie Funds Management

Hong Kong Limited

By:_/s/ LI On Ki  /s/ Sara Lynch_________

Name: LI On Ki / Sara Jane LYNCH

Title:   Director / Secretary